As filed with the Securities and Exchange Commission on October 20, 2008.

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

HELEN OF TROY LIMITED

(Exact name of registrant as specified in its charter)

BERMUDA	74-2692550
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Clarendon House

Church Street

Hamilton, Bermuda

(Address, including Zip Code, of Principal Executive Offices)

Helen of Troy Limited

2008 Non-Employee Directors Stock Incentive Plan

(Full title of the plan)

Vincent D. Carson

C/O Helen of Troy L.P.

One Helen of Troy Plaza

El Paso, Texas 79912

(Name and address of agent for service)

(915) 225-8000

(Telephone number, including area code, of agent for service)

with a copy to:

W. Crews Lott

Baker & McKenzie LLP

2001 Ross Avenue, Suite 2300

Dallas, Texas 75201

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer (Do not check if a smaller reporting company)	☐	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Shares, par value $0.10 per share (1)	175,000	$15.84(2)	$2,772,000(2)	$108.94
Preference Share Purchase Rights	175,000	N/A	N/A	N/A(3)

(1)  Common shares of Helen of Troy Limited, $0.10 par value per share (the “Common Stock”), being registered hereby relate to the Helen of Troy Limited 2008 Non-Employee Directors Stock Incentive Plan (the “Plan”). Pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered such additional shares of Common Stock as may become issuable pursuant to the anti-dilution provisions of the Plan.

(2)  Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h)(1) promulgated under the Securities Act, on the basis of the average of the high and low sale prices of the Common Stock on The NASDAQ Global Select Market on October 16, 2008.

(3)  The preference share purchase rights (the “Rights”) are being issued for no consideration.  In accordance with Rule 457(g) under the Securities Act, no additional registration fee is required in respect of the Rights.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

As permitted by the rules of the Securities and Exchange Commission (the “Commission”), we have omitted from this registration statement the information specified in Part I of Form S-8. We will send or give the documents containing the information specified in Part I of this registration statement to eligible employees as specified in Rule 428(b)(1) promulgated under the Securities Act. We are not filing such documents with the Commission either as part of this registration statement or as part of any prospectuses or prospectus supplements filed pursuant to Rule 424 promulgated under the Securities Act. These documents and the documents incorporated by reference into this registration statement pursuant to Item 3 of Part II of this form, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

We hereby incorporate by reference the following documents, which we previously filed with the Commission pursuant to Sections 13 or 15 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”):

(a) Our Annual Report on Form 10-K for the year ended February 29, 2008, filed with the Commission on May 13, 2008;

(b) Our Current Report on Form 8-K, filed with the Commission on August 25, 2008;

(c) Our Quarterly Reports on Form 10-Q for the quarterly periods ended May 31, 2008 and August 31, 2008, filed with the Commission on July 9, 2008 and October 9, 2008, respectively;

(d) the description of our Common Stock contained in our registration statement on Form 8-A (File No. 001-13687) filed with the Commission pursuant to Section 12 of the Exchange Act, including any amendments or reports filed for the purpose of updating such description;

(e) the description of our Rights contained in our registration statement on Form 8-A (File No. 001-14669) filed with the Commission pursuant to Section 12 of the Exchange Act, including any amendments or reports filed for the purpose of updating such description.

We incorporate by reference in this registration statement all documents subsequently filed by us with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, will be deemed to be incorporated by reference herein and to be part hereof from the date such documents are filed. Any statement contained herein or in any document incorporated or deemed to be incorporated herein by reference will be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed to constitute a part of this registration statement, except as so modified or superseded.

Item 4. Description of Securities.

Not Applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 98 of the Companies Act 1981 of Bermuda (as amended, the “Act”) provides generally that we, as a Bermuda company, may indemnify our directors, officers and auditors against any liability which by virtue of any rule of law would be imposed on them in relation to us, except in cases where such liability arises from fraud or dishonesty of which such officer, director or auditor may be guilty in relation to us. Section 98 further provides that we may indemnify our directors, officers and auditors against any liability incurred against them in defending any proceedings, whether civil or criminal, in which judgment is awarded in their favor or they are acquitted or granted relief by the Supreme Court of Bermuda in certain proceedings arising under Section 281 of the Act.

We have adopted provisions in our Memorandum of Association and Bye-Laws that provide that we will indemnify our officers and directors to the maximum extent permitted under the Act. We have also entered into indemnity agreements with each of our directors and officers to provide them with the maximum indemnification allowed under our Memorandum of Association, Bye-Laws and the Act.

The Act also permits us to purchase and maintain insurance for the benefit of our officers and directors covering certain liabilities. We intend to maintain a policy of officers’ and directors’ liability insurance for the benefit of our officers and directors.

The preceding discussion of the our Memorandum of Association and Bye-Laws, the Act and the indemnity agreements is not intended to be exhaustive and is qualified in its entirety by the Memorandum of Association, Bye-Laws, the Act and the indemnity agreements.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The following are filed as exhibits to this registration statement:

Exhibit No.	Description

4.1

Memorandum of Association of the company (incorporated herein by reference to Exhibit 3.1 to the company’s Registration Statement on Form S-4 filed with the Commission on December 30, 1993 (Reg. No. 33-73594)).

4.2	Bye-Laws of the company, as amended (incorporated herein by reference from Exhibit 3.2 to the company’s Quarterly Report filed with the Commission on October 10, 2007).

5.1	Opinion of Conyers Dill & Pearman.*

10.1

Helen of Troy Limited 2008 Non-Employee Directors Stock Incentive Plan (incorporated herein by reference to Appendix C to the company’s Proxy Statement on Schedule 14A filed with the Commission on June 27, 2008).

23.1	Consent of Conyers Dill & Pearman (included in Exhibit 5.1).*

23.2	Consent of Grant Thornton LLP.*

23.3	Consent of KPMG LLP.*

24.1	Power of Attorney (included on the signature page of this registration statement).*

* filed herewith

Item 9. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of El Paso, State of Texas, on this 17th day of October, 2008.

HELEN OF TROY LIMITED

By:	/s/ Gerald J. Rubin
Gerald J. Rubin
Chairman of the Board, Chief Executive Officer
and President (Principal Executive Officer)

POWER OF ATTORNEY

Each person whose signature appears below hereby authorizes Gerald J. Rubin to file one or more amendments (including post-effective amendments) to this registration statement, which amendments may make such changes in this registration statement as each of them deems appropriate, and each such person hereby appoints Gerald J. Rubin as attorney-in-fact to execute in the name and on behalf of the company and any such person, individually and in each capacity stated below, any such amendments to this registration statement.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

NAME	TITLE	DATE

/s/ Gerald J. Rubin	Chairman of the Board, Chief	October 17, 2008
Gerald J. Rubin	Executive Officer, President and Director (Principal Executive Officer)

/s/ Thomas J. Benson	Senior Vice President and Chief	October 20, 2008
Thomas J. Benson	Financial Officer (Principal Financial Officer)

/s/ Richard J. Oppenheim	Financial Controller (Principal	October 17, 2008
Richard J. Oppenheim	Accounting Officer)

/s/ Gary B. Abromovitz	Director	October 17, 2008
Gary B. Abromovitz

/s/ John B. Butterworth	Director	October 17, 2008
John B. Butterworth

/s/ Timothy F. Meeker	Director	October 17, 2008
Timothy F. Meeker

/s/ Byron H. Rubin	Director	October 17, 2008
Byron H. Rubin

/s/ Stanlee N. Rubin	Director	October 17, 2008
Stanlee N. Rubin

/s/ Adolpho R. Telles	Director	October 17, 2008
Adolpho R. Telles

/s/ Darren G. Woody	Director	October 17, 2008
Darren G. Woody

EXHIBIT INDEX

Exhibit No.	Description

4.1

Memorandum of Association of the company (incorporated herein by reference to Exhibit 3.1 to the company’s Registration Statement on Form S-4 filed with the Commission on December 30, 1993 (Reg. No. 33-73594)).

4.2	Bye-Laws of the company, as amended (incorporated herein by reference from Exhibit 3.2 to the company’s Quarterly Report filed with the Commission on October 10, 2007).

5.1	Opinion of Conyers Dill & Pearman.*

10.1

Helen of Troy Limited 2008 Non-Employee Directors Stock Incentive Plan (incorporated herein by reference to Appendix C to the company’s Proxy Statement on Schedule 14A filed with the Commission on June 27, 2008).

23.1	Consent of Conyers Dill & Pearman (included in Exhibit 5.1).*

23.2	Consent of Grant Thornton LLP.*

23.3	Consent of KPMG LLP.*

24.1	Power of Attorney (included on the signature page of this registration statement).*

* filed herewith